                                                                    EXHIBIT 4.82

                          EQUIPMENT FACILITY AGREEMENT

THIS EQUIPMENT FACILITY AGREEMENT ("THIS AGREEMENT") is made on the 10th day of
September, 2007,

BETWEEN:

(1)  TOWER SEMICONDUCTOR LTD., a company incorporated under the laws of Israel
     (company no. 52-004199-7), whose registered office is at P.O. Box 619,
     Industrial Area, Migdal Haemek 23105, Israel ("THE BORROWER");

AND

(2)  BANK HAPOALIM B.M. ("THE BANK")

WHEREAS:       the Borrower carries on business as an independent "foundry"
               manufacturer of semiconductor integrated circuits and a provider of related design services and the Borrower wishes to purchase the Ramp-Up Equipment (as defined in the Facility Agreement dated
               January 18, 2001, as amended and restated on August 24, 2006, as further amended on September 10, 2007 and as may be amended from time to time ("THE FACILITY AGREEMENT")) and requires financing for payment of the cost of acquisition of the Ramp-Up Equipment;

AND WHEREAS:   the Bank, Bank Leumi le-Israel B.M. and the Borrower are parties to the Facility Agreement;

AND WHEREAS:   subject to the terms and conditions of this Agreement, including the fulfilment of the conditions precedent set out below, the
               Bank is willing to make available to the Borrower a secured US
               Dollar credit facility in order to finance partially the cost of acquisition of the Ramp-Up Equipment,

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.   INTERPRETATION

     1.1. DEFINITIONS

          In this Agreement, the following terms have the meanings given to them in this clause 1.1:

          1.1.1. "AVAILABILITY PERIOD" - means the period commencing on the
               Closing Date and ending on the Termination Date;

          1.1.2. "AVAILABLE COMMITMENT" - means the Commitment less: (a) all outstanding Equipment Facility Credits provided by the Bank; and
               (b) any such Equipment Facility Credits that have been requested and are due to be made under the Equipment Facility on or before the proposed Drawdown Date or Issue Date, as the case may be;

          1.1.3. "BANK" - means Bank Hapoalim B.M.;

          1.1.4. "BORROWER" - means Tower Semiconductor Ltd.;

          1.1.5. "CHARGED ACCOUNT" - means account number 545454 at the Bank,
               Migdal Haemek Branch No. 728, in the name of the Borrower, into which account:

               (a)  all Equipment Loans by the Bank will be paid in accordance with clause 4.2.4 below;

               (b)  all repayments and prepayments of Equipment Loans to the
                    Bank will be made;

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               (c)  all deposits (if any), made in respect of an Equipment L/C issued by the Bank, as referred to in clause 4.3.2.4 below will be deposited; and

               (d)  all other payments to the Bank under this Agreement are to be made pursuant to this Agreement;

          1.1.6. "CLOSING DATE" - means the second Business Day following the date on which the Bank is satisfied that all of the conditions precedent referred to in clause 3 below have been fulfilled;

          1.1.7. "COMMITMENT" - means the amount of US $15,000,000 fifteen million United States Dollars);

          1.1.8. "DRAWDOWN DATE" - means, in respect of any Equipment Loan, the date of the making of such Equipment Loan;

          1.1.9. "DRAWDOWN REQUEST" - means a notice substantially in the form of SCHEDULE 1.1.9 hereto;

          1.1.10. "EQUIPMENT FACILITY" - means the US Dollar credit facility granted to the Borrower by the Bank pursuant to clause 2.1 below;

          1.1.10A. "EQUIPMENT FACILITY CREDITS" - means any Equipment Loans made to the Borrower pursuant to the Equipment Facility and/or any
               Equipment L/Cs issued by the Bank in lieu of all or part of the
               Equipment Loans or, as the context requires, the principal amount of such Equipment Loans at such relevant time and the Maximum
               Drawing Amount of such Equipment L/Cs at such relevant time;
               provided that, the maximum aggregate amount of all Equipment
               Facility Credits shall not exceed US $15,000,000 (fifteen million
               United States Dollars);

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          1.1.11. "EQUIPMENT FACILITY DEFAULT" - means any Equipment Facility
               Event of Default or any event which with the giving of notice or lapse of time, or the making of any determination hereunder, or the satisfaction of any other condition (or any combination thereof) would constitute an Equipment Facility Event of Default;

          1.1.12. "EQUIPMENT FACILITY EVENT OF DEFAULT" - means any of the events or circumstances described in clauses 12.2-12.9
               (inclusive) below;

          1.1.13. "EQUIPMENT L/C" - means a standby or documentary letter of credit or bank guarantee issued, or to be issued, by the Bank under the Equipment Facility for the account of the Borrower in accordance with clause 4.3 below;

          1.1.14. "EQUIPMENT LOAN" - means a loan made or to be made by the Bank under the Equipment Facility pursuant to clause 4.2 below;

          1.1.15. "EQUIPMENT LOAN MATURITY DATE" - means the earlier of:

               (a)  the Final Equipment Facility Maturity Date; and

               (b)  the Business Day immediately following the second
                    anniversary of the date on which the Equipment Loan was
                    made,

               subject, in each case, to mandatory prepayment on an earlier date pursuant to clause 6.2 below;

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          1.1.16. "FEE LETTER" - means the fee letter dated the date hereof between the Bank and the Borrower in the form of SCHEDULE 1.1.16 hereto;

          1.1.17. "FINAL EQUIPMENT FACILITY MATURITY DATE" - means March 31,
               2010;

          1.1.18. "ISSUE DATE" - means, in respect of any Equipment L/C, the date of the issue of such Equipment L/C;

          1.1.19. "L/C APPLICATION" - means an application by the Borrower for the issue of an Equipment L/C in such form as may be agreed upon by the Bank and the Borrower from time to time and which is to be made pursuant to clause 4.3 hereof;

          1.1.20. "SHARE WARRANTS" - means the warrants to acquire shares of the
               Borrower to be issued by the Borrower to the Bank in the form of
               SCHEDULE 1.1.20 hereto;

          1.1.21. "TERMINATION DATE" - means the Business Day immediately following the second anniversary of the Closing Date.

     1.2. Unless otherwise defined in this Agreement, terms defined and references construed in the Facility Agreement shall have the same meaning and construction in this Agreement.

     1.3. The recitals and schedules hereto form an integral part thereof.

2.   THE EQUIPMENT FACILITY

     2.1. GRANT OF EQUIPMENT FACILITY

          Subject to the fulfilment of the conditions precedent set out in clause 3 below and to compliance with the further conditions set out in clause 4 below, the Bank, relying upon each of the representations and warranties made or incorporated by reference in this Agreement, agrees to grant to the Borrower, for application only in accordance with clause 2.2 below and otherwise subject to the terms and conditions of this Agreement, the Equipment Facility in the aggregate amount of US $15,000,000 (fifteen million United States Dollars), being a Dollar Facility.

                                     - 5 -

     2.2. PURPOSE

          The Borrower shall apply all Equipment Facility Credits only towards the payment of the cost of acquisition of the Ramp-Up Equipment.

     2.3. NO OBLIGATION TO MONITOR

          The Bank shall not be under any obligation to monitor or verify the application of any Equipment Facility Credit made pursuant to this
          Agreement. The Borrower shall promptly notify the Bank of the making of any commitments to purchase or of any purchase order relating to any acquisition of Ramp-Up Equipment.

3.   CONDITIONS PRECEDENT

     The obligations of the Bank under this Agreement are subject to the condition that the Bank shall have received, by not later than December 31,
     2007, the following documents, matters and things in form and substance satisfactory to the Bank:

     3.1. a copy, certified as a true copy by the external legal counsel of the
          Borrower, of the Certificate of Incorporation, Memorandum of
          Association and Articles of Association of the Borrower or, if
          applicable, a certificate from external legal counsel as to the absence of changes from the certified copies of the aforegoing delivered to the Bank on or about September 5, 2006;

     3.2. copies of resolutions of the Board of Directors of the Borrower authorising named officers of the Borrower to execute, deliver and perform this Agreement and each of the other Finance Documents entered into in connection with this Agreement and to give all notices and take all other action required to be given or taken by the Borrower under this Agreement and under each other Finance Document;

     3.3. no Material Adverse Effect shall have occurred;

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     3.4. there shall be no impediment, restriction, limitation or prohibition, including impediments, restrictions, limitations or prohibitions imposed under law or by any Governmental Body, as to the proposed financing under this Agreement or as to the issuance of the Share
          Warrants to the Bank or as to the security interests to be created with respect to the Ramp-Up Equipment under the Security Documents or as to any rights of any collateral thereunder or as to application of the proceeds of the realisation of any such rights;

     3.5. an opinion of Yigal Arnon & Co., Advocates, the Borrower's external legal counsel, addressed to the Bank;

     3.6. all of the Borrower's representations and warranties given by the
          Borrower pursuant to this Agreement shall be accurate in all material respects as of the Closing Date, as if made on the Closing Date;

     3.7. execution of the Share Warrants;

     3.8. execution of the Fee Letter and payment of all fees payable to the
          Bank thereunder;

     3.9. the Facility Agreement, including Amendment No. 1, dated September 10,
          2007, to the Restated Facility Agreement, dated August 24, 2006, shall be effective and in full force and effect;

     3.10. all of the conditions precedent set forth in clause 1.1.115(l) of the
          Facility Agreement shall have been fulfilled, including:

          3.10.1. the closing under the definitive documentation between the
               Borrower and TIC, with respect to the US $30,000,000 (thirty million United States Dollars) of Permitted Subordinated TIC Debt
               to be provided by TIC to the Borrower, shall have occurred or shall occur simultaneously with the closing of this Agreement;
               provided that, for the avoidance of doubt, the terms of such
               Permitted Subordinated TIC Debt shall be in accordance with clause 1.1.115(l) of the Facility Agreement;

          3.10.2. the delivery to the Bank of an irrevocable and unconditional undertaking by TIC, in the form attached hereto as SCHEDULE 3.10
               ("THE UNDERTAKING"), to provide Permitted Subordinated TIC Debt to the Borrower in accordance with clause 4.1.2.2 below, such that at no time shall the amount of principal of Permitted
               Subordinated TIC Debt provided by TIC be in an amount less than the principal of all Equipment Loans (as such term is defined in the Facility Agreement) provided by all Equipment Lenders (as such term is defined in the Facility Agreement) (including an undertaking by TIC directly to make one-half of the payment to be made to the beneficiary of the Equipment L/C (or immediately reimburse the Bank for one-half of the payment to the beneficiary so made by the Bank), which payment shall be deemed a portion of the Permitted Subordinated TIC Debt required to be provided by
               TIC to the Borrower); and

                                     - 7 -

          3.10.3. a net amount of at least US $40,000,000 (forty million United
               States Dollars) shall have been: (a) unconditionally and
               irrevocably invested in the Borrower by way of Paid-in-Equity,
               Permitted Subordinated Debt, excluding (for the avoidance of doubt) Permitted Subordinated TIC Debt (including a gross amount of US $39,977,064 (thirty-nine million, nine hundred and
               seventy-seven thousand and sixty-four United States Dollars)
               already raised) or unsecured customer advances, in form and substance satisfactory to the Banks; or (b) generated from Excess
               Cash Flow, including as may be reflected in the Borrower's
               Accounts for a Quarter commencing from the first Quarter of 2007, provided that any such Excess Cash Flow is held by the Borrower as cash in short term bank deposits.

     3.11. the Borrower shall have received written confirmations of the receipt of all requisite corporate and third party, including Israeli and foreign Governmental Body, approvals to the transactions contemplated by this Agreement;

     3.12. the closing(s) under the definitive documentation between the
          Borrower and the Equipment Lender(s), with respect to the remaining US
          $15,000,000 (fifteen million United States Dollars) of Equipment Loans
          (as such term is defined in the Facility Agreement) and/or Equipment
          L/Cs (as such term is defined in the Facility Agreement) shall have occurred or shall occur simultaneously with the closing of this
          Agreement; provided that, the terms of such Equipment Loans (as such term is defined in the Facility Agreement) and/or Equipment L/Cs (as such term is defined in the Facility Agreement) shall be in accordance with clause 1.1.115(l) of the Facility Agreement;

     3.13. no Equipment Facility Default shall have occurred and the consummation of this Agreement shall not cause an Equipment Facility
          Default to occur; and

                                     - 8 -

     3.14. an officer's certificate signed by the CEO and CFO of the Borrower on behalf of the Borrower indicating that all of the provisions of this clause 3 have been complied with in their entirety.

     In the event that the conditions precedent are not fulfilled by December
     31, 2007 then this Agreement shall no longer be of any force or effect and neither party shall have any claim against the other party arising out of or in connection with this Agreement. The Bank undertakes that promptly following the fulfilment to the satisfaction of the Bank of all the conditions precedent referred to in this clause 3 above, the Bank shall confirm to the Borrower in writing that the conditions precedent have been fulfilled and the Bank is prepared to close.

4.   AVAILABILITY OF EQUIPMENT FACILITY CREDITS

     4.1. AVAILABILITY

          Notwithstanding anything to the contrary in this Agreement:

          4.1.1. the Bank shall not be obliged to make any Equipment Facility
               Credit available to the extent that doing so would cause the aggregate amount thereof to exceed the Commitment; and

          4.1.2. Equipment Facility Credits shall be made during the
               Availability Period only and then only if all the following conditions for each specific type of Equipment Facility Credit specified hereunder in this clause 4 are fulfilled;

               4.1.2.1. the other Equipment Lender or Lenders providing, in accordance with clause 1.1.115(l) of the Facility Agreement, an equal amount of Equipment Loans (as such term is defined in the Facility Agreement) and/or Equipment L/Cs (as such
                    term is defined in the Facility Agreement) having the same purpose and the same maturity date as the Equipment Facility
                    Credit proposed to be provided by the Bank;

               4.1.2.2. TIC simultaneously therewith, providing, in accordance with clause 1.1.115(l) of the Facility Agreement, Permitted
                    Subordinated TIC Debt to the Borrower in an amount equal to the aggregate amount of Equipment Loans (as such term is
                    defined in the Facility Agreement) to be provided by the
                    Bank and the other Equipment Lender or Lenders, such
                    Permitted Subordinated TIC Debt to have the same purpose as, and the same or later maturity date than, such parallel
                    Equipment Loans (as such term is defined in the Facility
                    Agreement);

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               4.1.2.3. the proposed date for the making of such Equipment
                    Facility Credit is a Business Day which is or precedes the
                    Termination Date;

               4.1.2.4. the Borrower shall have entered into a purchase contract and/or submitted a purchase order for the Ramp-Up Equipment, whereby upon payment therefor, the Borrower shall own the
                    Ramp-Up Equipment, free and clear of all Encumbrances (other than Permitted Encumbrances); the Borrower shall not be in default under its purchase obligations with respect to the
                    Ramp-Up Equipment and the Borrower shall not have
                    voluntarily or involuntarily sold, transferred, leased or
                    otherwise disposed of all, or any part of, or interest in, the Ramp-Up Equipment to any person;

               4.1.2.5. no Encumbrance over the Ramp-Up Equipment purchased by the Borrower as aforesaid or any part thereof shall exist
                    (other than Permitted Encumbrances);

               4.1.2.6. no Equipment Facility Default shall have occurred and be continuing and no Equipment Facility Default shall occur as a result of the making of such Equipment Facility Credit;

               4.1.2.7. the amount of the Equipment Facility Credit requested shall not exceed the total Available Commitment as at the
                    Drawdown Date or Issue Date, as the case may be;

               4.1.2.8. the representations and warranties given by the Borrower pursuant to this Agreement shall be true and accurate in all material respects on and as at the proposed date for the
                    making of the Equipment Facility Credit; and

               4.1.2.9. the Available Commitment as at the Termination Date
                    shall automatically be cancelled.

                                     - 10 -

     4.2. EQUIPMENT LOANS

          Subject to the fulfilment of the conditions precedent, to compliance with the conditions set out in clause 4.1 above and to compliance with the following conditions, the Bank shall make an Equipment Loan under the Equipment Facility during the Availability Period only if:

          4.2.1. the Borrower shall have delivered to the Bank a Drawdown
               Request for such Equipment Loan, specifying a date for making such Equipment Loan, being at least 7 (seven) Business Days after the date of delivery of such Drawdown Request. Any Drawdown
               Request will upon delivery thereof be irrevocable;

          4.2.2. the minimum amount of each Equipment Loan shall be a minimum amount of US $1,000,000 (one million United States Dollars) and an integral multiple of US $1,000,000 (one million United States
               Dollars) (other than (i) in the case of an Equipment Loan
               provided in connection with an Equipment L/C which shall not be required to be in any minimum amount or in any integral multiple or (ii) in the case of an Equipment Loan which shall be for the balance of the Available Commitment);

          4.2.3. all Equipment Loans made under this Agreement shall be in US
               Dollars; and

          4.2.4. all Equipment Loans shall be made by the Bank by credit of the amount to be loaned by the Bank to the Charged Account.

     4.3. LETTERS OF CREDIT

          4.3.1. Subject to the fulfilment of the conditions precedent, to the compliance with the conditions set out in clause 4.1 above and to compliance with the following conditions (and subject to the conditions that the Bank shall not be required to issue any
               Equipment L/C until: (a) the terms of the Equipment L/C have been agreed between the Bank and the beneficiary thereof; and (b) the
               Bank is satisfied that the Undertaking is in full force and effect), the Bank shall issue Equipment L/Cs under the Equipment
               Facility during the Availability Period, if:

               4.3.1.1. the Borrower shall have delivered to the Bank an L/C
                    Application, specifying the proposed Issue Date of such
                    Equipment L/C, being at least 5 (five) Business Days after the date of delivery of such L/C Application, as well as the name of the beneficiary of the Equipment L/C and the details of the transaction in respect of which the Equipment L/C is to be issued;

                                     - 11 -

               4.3.1.2. the Equipment L/C is denominated in US Dollars;

               4.3.1.3. the L/C Application is accompanied by a copy of the terms of the proposed Equipment L/C;

               4.3.1.4. the expiry date of the Equipment L/C is a Business Day falling no later than the Termination Date;

               4.3.1.5. there is a maximum limit to the stated liability of the
                    Bank under the Equipment L/C; and

               4.3.1.6. the Maximum Drawing Amount of such Equipment L/C, when aggregated with the Maximum Drawing Amounts of all other
                    Equipment L/Cs outstanding or to be issued on such Issue
                    Date and the amount of Equipment Loans outstanding or to be drawn down pursuant to a pending Drawdown Request, shall not exceed US $15,000,000 (fifteen million United States
                    Dollars);

               4.3.1.7 the Borrower shall have delivered to the Bank, at least 2
                    (two) Business Days prior to the proposed issuance date of the proposed Equipment L/C, a confirmation from TIC that the provisions of paragraph 2 of the Undertaking are fully
                    applicable to the Equipment L/C covered by such L/C
                    Application.

          4.3.2. The Borrower shall pay to the Bank a commission in respect of an Equipment L/C equal to the following percentage per annum of the Maximum Drawing Amount of such Equipment L/C:

               4.3.2.1. 0.75% (nought point seven five percent) per annum; or

               4.3.2.2. in certain special cases, if so determined by the Bank,
                    1% (one percent) per annum; or

               4.3.2.3. in the case where an advising, nominated or confirming bank is required, the fees of such advising, nominated or
                    confirming bank, in addition to the commissions set forth in clauses 4.3.2.1 or 4.3.2.2 above, as the case may be; or

                                     - 12 -

               4.3.2.4. in the event that the Borrower shall have placed funds on deposit in the Charged Account at the Bank in an amount equal at least to the Maximum Drawing Amount of the
                    Equipment L/C, which deposit is duly pledged in favour of
                    the Bank (or if all of the Equipment Lenders are the Banks,
                    in favour of the Banks) by a first-ranking fixed charge in form and manner acceptable to the Bank as security for the
                    Borrower's obligations to the Bank under the Finance
                    Documents, including this Agreement, 0.25% (nought point two five percent) per annum, provided that if prior to the
                    expiry date of such Equipment L/C, any part of the amount on deposit pledged as aforesaid is, with the consent of the
                    Bank, released such that the amount on deposit is not equal to the Maximum Drawing Amount with respect to such Equipment
                    L/C, the commission payable in respect of such Equipment
                    L/C, as the case may be as aforesaid, shall be such
                    percentage per annum as determined pursuant to clauses
                    4.3.2.1 and 4.3.2.2 above.

               Commissions as aforesaid shall be paid in advance on the Issue
               Date for such Equipment L/C on the Maximum Drawing Amount of such
               Equipment L/C.

          4.3.3. Each L/C Application shall be effective on actual receipt by the Bank and once given shall be irrevocable.

          4.3.4. The terms of the Equipment L/C must contain a clear procedure for the making of claims under such Equipment L/C satisfactory to the Bank which shall include a requirement that the beneficiary gives at least 10 (ten) Business Days' notice of payment
               (together with all documents required to accompany such notice, in full compliance with the terms of such Equipment L/C) under the relevant Equipment L/C.

          4.3.5. For the removal of doubt, subject only to the terms of this
               Agreement, each Equipment L/C shall be governed by the terms and conditions customary at the Bank with respect to such an L/C.

                                     - 13 -

          4.3.6. The Bank shall, promptly after being notified by a beneficiary under an Equipment L/C that the Bank is required to make payment under such Equipment L/C (together with all documents required to accompany such requirement in full compliance with the terms of such Equipment L/C), notify the Borrower and TIC that such payment is due, of the amount demanded and of the date for payment thereof ("THE SETTLEMENT DATE").

               On receipt of a notice from the Bank under this clause 4.3.6, the
               Borrower shall either:

               4.3.6.1. subject to the terms and conditions of this Agreement:
                    (a) incur Permitted Subordinated TIC Debt in an amount equal to half of the relevant amount demanded through TIC's direct payment to said beneficiary, on the date such amount is to be paid by the Bank to said beneficiary under said Equipment
                    L/C, of one-half of the payment to be made to the
                    beneficiary of such Equipment L/C (or immediately, but no
                    later than the second Business Day after the making of such payment, TIC's reimbursement of the Bank for one-half of the payment to such beneficiary made by the Bank); and (b)
                    convert one-half of the relevant amount demanded into an
                    Equipment Loan. Each Equipment Loan and Permitted
                    Subordinated TIC Debt shall be denominated in US Dollars and shall be in an aggregate amount (in US Dollars) equal to the amount to be paid by the Bank on the Settlement Date. The
                    Borrower shall deliver to the Bank, by no later than the
                    close of business on the first Business Day following the
                    date of receipt of such notice ("THE CONVERSION DATE"), a
                    notice informing the Bank that this clause 4.3.6.1 shall
                    apply and in accordance therewith one-half of the relevant amount demanded shall be converted into an Equipment Loan as aforesaid on the Settlement Date. For the avoidance of
                    doubt, nothing in the aforegoing shall derogate from the
                    condition set out in clause 4.1.2.2 above; or

               4.3.6.2. pay to the Bank, by no later than the close of business on the Conversion Date, the full relevant amount demanded
                    under the Equipment L/C.

               In the event that clause 4.3.6.1 above shall be applicable, the
               Bank shall settle the amount demanded on the Settlement Date and the Borrower shall be deemed to have received on the Settlement
               Date an Equipment Loan from the Bank in an amount as determined in accordance with clause 4.3.6.1 above.

                                     - 14 -

               In the event that clause 4.3.6.2 above shall be applicable, but the Borrower shall fail to pay on the Conversion Date the full relevant amount demanded on the Equipment L/C, the Bank shall have the option to require TIC, pursuant to, and in accordance with, the Undertaking, to pay to the Bank (such payment to be
               Permitted Subordinated TIC Debt provided to the Borrower)
               one-half of the amount payable thereunder by the Borrower and the
               Borrower shall be deemed to have received on the Conversion Date an Equipment Loan from the Bank in the remaining amount payable pursuant to clause 4.3.6.2 above and not paid either by TIC or the Borrower.

          4.3.7. The Borrower unconditionally and irrevocably:

               4.3.7.1. authorises and directs the Bank to pay any demand under and in accordance with an Equipment L/C (which the Bank
                    believes, in its sole discretion, to be valid) without
                    requiring proof of the agreement of the Borrower that the
                    amounts so demanded or paid are or were due and
                    notwithstanding that the Borrower may dispute the validity of any such request, demand or payment;

               4.3.7.2. confirms that the Bank deals in documents only and shall not be concerned with the legality of the claim or any other underlying transaction or any set-off, counterclaim or
                    defence as between the Borrower and any beneficiary of an
                    Equipment L/C;

               4.3.7.3. agrees that, subject to the last sentence of this clause
                    4.3.7, the Bank need not have regard to the sufficiency,
                    accuracy or genuineness of any such demand or any
                    certificate or statement in connection therewith or any
                    incapacity of or limitation upon the powers of any person
                    signing or issuing such demand, certificate or statement
                    which appears on its face to be in order and agrees that the
                    Bank shall not be obliged to enquire as to any such matters and may assume, unless notified to the contrary, that any
                    such demand, certificate or statement which appears on its face to be in order is correct and properly made;

                                     - 15 -

               4.3.7.4. without prejudice to the preceding clauses, agrees that subject to the last sentence of this clause 4.3.7, if the
                    Bank pays any such demand in accordance with the terms of
                    the relevant Equipment L/C which is not legally payable,
                    that amount shall nevertheless be regarded as having been
                    properly paid for the purposes of this Agreement; and

               4.3.7.5. agrees that subject to the last sentence of this clause
                    4.3.7, the Bank shall not be liable for any error, omission, interruption or delay in transmission, despatch or delivery of any message or advice, however transmitted, in connection with any Equipment L/C. The Borrower agrees that subject to the last sentence of this clause 4.3.7, any action taken or omitted by the Bank under or in connection with each
                    Equipment L/C and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Bank to the
                    Borrower.

               Notwithstanding anything else herein, the Bank shall examine all documents (if any) stipulated in an Equipment L/C with reasonable care to ascertain whether or not they appear on their face to be in compliance with the terms and conditions of the relevant
               Equipment L/C.

          4.3.8. The Borrower shall on demand indemnify and hold harmless the
               Bank from and against all liabilities, costs, losses, damages and expenses which the Bank incurs or sustains by reason of, or arising in any way whatsoever in connection with, or by reference to, the issue of any Equipment L/C or the Bank's performance of the obligations expressed to be assumed by it under or in respect of any Equipment L/C.

          4.3.9. The Borrower's obligations under clause 4.3.8 above shall, subject to the last sentence of clause 4.3.7 above, be absolute and unconditional under any and all circumstances and
               irrespective of the occurrence of any Equipment Facility Default or Equipment Facility Event of Default or any condition precedent whatsoever or any set-off, counterclaim or defence to payment which the Borrower may have or have had against the Bank or any beneficiary of an Equipment L/C.

                                     - 16 -

          4.3.10. The Bank shall subject to the last sentence of clause 4.3.7 above, be entitled to rely and shall be fully protected in relying upon, any Equipment L/C, draft, resolution, written notice, written consent, certificate, affidavit, letter,
               cablegram, telegram, telecopy, telex or teletype message,
               statement, Order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, provided that any of the above may be
               transmitted by facsimile or electronic transmission, if permitted by the Equipment L/C.

          4.3.11. The Borrower's obligations under clause 4.3.8 above shall, subject to the last sentence of clause 4.3.7 above, not be affected by any act, omission, matter or thing which, but for this provision, might reduce, release or prejudice any of its obligations under clause 4.3.8 above in whole or in part,
               including and whether or not known to it:

               4.3.11.1. any time or waiver granted to or composition with the beneficiary of any Equipment L/C or any other person;

               4.3.11.2. any taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or
                    enforce, any rights, remedies or securities available to any
                    Bank or other person or arising under any Equipment L/C; and

               4.3.11.3. any unenforceability, illegality or invalidity of any
                    Equipment L/C (so that the Borrower's obligations under
                    clause 4.3.8 above shall remain in full force and be
                    construed as if there were not such defect).

          4.3.12. The indemnity under clause 4.3.8 above is a continuing indemnity, extends to the ultimate balance of the Borrower's obligations and liabilities under clause 4.3.8 above and shall continue in force notwithstanding any intermediate payment in whole or in part of those obligations or liabilities.

5.   REPAYMENT

     5.1. REPAYMENT OF LOANS

          The Borrower shall repay each Equipment Loan in full upon the earlier of: (a) the Final Equipment Facility Maturity date; and (b) the
          Business Day immediately following, the second anniversary of the making of such Equipment Loan, subject to mandatory prepayment in accordance with clause 6 below.

                                     - 17 -

     5.2. PAYMENT OF ALL OTHER SUMS DUE ON THE FINAL MATURITY DATE

          On the Final Equipment Facility Maturity Date, the Borrower
          additionally shall pay to the Bank all other sums then outstanding under this Agreement.

     5.3. REPAYMENT IN CURRENCY OF LOAN

          For the removal of doubt, each Equipment Loan, as well as all Interest thereon, shall be repaid in US Dollars.

     5.4. REPAYMENTS (INCLUDING PREPAYMENT) TO CHARGED ACCOUNT

          All repayments as aforesaid and all prepayments (in accordance with clause 6 below) shall be made by transfer to the Bank to the Charged
          Account.

     5.5. NO REBORROWING

          The Borrower shall not be entitled to reborrow any part of an
          Equipment Loan which is repaid. For removal of doubt: (a) the expiry of an Equipment L/C (to the extent that it is not converted into an
          Equipment Loan pursuant to clause 4.3.6 above) shall not reduce the
          Commitment; and (b) the making of an Equipment Loan pursuant to clause
          4.3.6 in respect of an Equipment L/C shall not constitute a re-borrowing.

     5.6. CANCELLATION OF COMMITMENT

          For the removal of doubt and subject to the clarifications set forth in clause 5.5 above with respect to Equipment L/Cs, the Commitment of the Bank shall be cancelled by any amount repaid or prepaid under this
          Agreement.

                                     - 18 -

6.   PREPAYMENT

     6.1. VOLUNTARY PREPAYMENT

          The provisions of clause 7 ("VOLUNTARY PREPAYMENTS") of the Facility
          Agreement are hereby incorporated by reference and shall apply,
          MUTATIS MUTANDIS, as if all references therein to the "Banks" and the
          "Loans" were references to the "Bank" and "Equipment Loans", respectively, each reference to a "Proportion" of a Loan shall be deemed to refer to all of the Equipment Loans provided by the Bank, and the reference in clause 7.1 of the Facility Agreement to "US
          $10,000,000 (ten million United States Dollars)" shall be replaced with "US $1,000,000 (one million United States Dollars)". For the avoidance of doubt, the term "Total Outstanding" in clause 7.5 of the
          Facility Agreement refers only to the Loans under the Facility
          Agreement and not to the Equipment Loans that may be made hereunder.

     6.2. MANDATORY PREPAYMENT

          6.2.1. Upon the occurrence of a Triggering Quarter, the Borrower shall, immediately and on a PRO RATA basis, prepay the Equipment
               Loans and/or deposit funds in the Charged Account with respect to the outstanding Equipment L/C's issued by the Bank at a rate of
               US $3,750,000 (three million seven hundred and fifty thousand
               United States Dollars) per Quarter, commencing on the last
               Business Day of each Quarter following the Triggering Quarter until the Equipment Loans are fully paid and until there shall have been deposited in the Charged Account and duly pledged in accordance with clause 4.3.2.4 above, an amount equal to the
               Maximum Drawing Amounts of all outstanding Equipment L/C's issued by the Bank.

               For the avoidance of doubt and by way of illustration only, if the Triggering Quarter is the Quarter ended March 31, 2008 and the then outstanding Equipment Facility Credits aggregate US
               $15,000,000 (fifteen million United States Dollars), consisting of US $10,000,000 (ten million United States Dollars) in
               Equipment loans and US $5,000,000 (five million United States
               Dollars) in Equipment L/C's, the Borrower shall prepay US
               $2,500,000 (two million five hundred thousand United States
               Dollars) of Equipment Loans and deposit US $1,250,000 (one million two hundred and fifty thousand United States Dollars) in the Charged Account, duly pledged in accordance with clause
               4.3.2.4 above, on the last Business Day of each of the Quarters ended in June, September and December, 2008 and March, 2009.

                                     - 19 -

          6.2.2. Upon the occurrence of an Accelerated Trigger Quarter, the
               Borrower shall, immediately and on a PRO RATA basis, prepay the
               Equipment Loans to the Bank and/or deposit funds in the Charged
               Account with respect to Equipment L/C's issued by the Bank at a rate of US $6,250,000 (six million two hundred and fifty thousand
               United States Dollars) per Quarter, commencing on the last
               Business Day of each Quarter following the Accelerated Trigger
               Quarter until the Equipment Loans are fully paid and until there shall have been deposited in the Charged Account with the Bank and duly pledged in accordance with clause 4.3.2.4 above, an amount equal to Maximum Drawing Amounts of all outstanding
               Equipment L/C's issued by the Bank.

               For the avoidance of doubt and by way of illustration only, if the Accelerated Trigger Quarter is the Quarter ended March 31,
               2008 and the then outstanding Equipment Facility Credits
               aggregate US $15,000,000 (fifteen million United States Dollars), consisting of US $12,000,000 (twelve million United States
               Dollars) of Equipment Loans and US $3,000,000 (three million
               United States Dollars) in Equipment L/C's, the Borrower shall prepay approximately US $5,000,000 (five million United States
               Dollars) in Equipment Loans and deposit approximately US
               $1,250,000 (one million two hundred and fifty thousand United
               States Dollars) in the Charged Account, duly pledged in
               accordance with clause 4.3.2.4 above, on the last Business Day of each of the Quarters ended in June, September and December, 2008.

          6.2.3. If and to the extent the Equipment L/C's in respect of which deposits have been made pursuant to clauses 6.2.1 and 6.2.2 above expire without any drawdown by the beneficiary thereof or any other liability thereunder to the Bank and no Equipment Facility
               Event of Default shall have occurred and be continuing, such deposits shall be released to the Borrower.

          6.2.4. Should the Borrower wish to make a voluntary prepayment with respect to any Equipment Facility Credits to any other Equipment
               Lender, the Borrower shall, simultaneously with such voluntary prepayment, pay an amount equal to the amount of any such
               voluntary prepayment to the Bank.

     6.3. The provisions of clauses 8.2 ("NO REBORROWING OF MANDATORY
          PREPAYMENT"), 8.4 ("MANDATORY PREPAYMENT TOGETHER WITH INTEREST AND
          OTHER SUMS OWED"), 8.5 ("CURRENCY FOR MANDATORY PREPAYMENT") and 8.6
          ("SCHEDULE FOR MANDATORY PREPAYMENT") of the Facility Agreement are
          hereby incorporated by reference and shall apply, mutatis mutandis, as if all references to "Loans" were to "Equipment Loans".

                                     - 20 -

7.   INTEREST

     7.1. INTEREST RATE

          The rate of Interest applicable to the Equipment Loans in respect of each Interest Period (provided that the first Interest Period in respect of any Equipment Loan made other than on the first day of a
          Quarter, shall commence on the date of the making of such Equipment
          Loan and end on the last Business Day of the Quarter in which such
          Equipment Loan is made) shall be the sum of: (a) the rate per annum determined to be LIBOR in accordance with clause 1.1.94 of the
          Facility Agreement on the Interest Determination Date for such
          Interest Period; and (b) 3% (three percent) per annum.

     7.2. ACCRUAL OF INTEREST

          Interest as aforesaid in clause 7.1 above in respect of the Equipment
          Loans shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 (three hundred and sixty) day year.

     7.3. PAYMENT OF INTEREST

          All Interest accrued as aforesaid in clause 7.2 above on the Equipment
          Loans shall be paid on each Interest Payment Date and on the Final
          Equipment Facility Maturity Date. The Borrower shall pay to the Bank all Interest payable as aforesaid into the Charged Account.

     7.4. SUBSTITUTE INTEREST RATES

          The provisions of clause 10 ("SUBSTITUTE INTEREST RATES") of the
          Facility Agreement are hereby incorporated by reference and shall apply, MUTATIS MUTANDIS, to this Agreement as if all references therein to the "Banks" and the "Loans" were references to the "Bank"
          and the "Equipment Loans".

                                     - 21 -

8.   COMMISSIONS, FEES AND EXPENSES

     8.1. COMMITMENT COMMISSION

          The Borrower shall, in respect of the Availability Period, pay to the
          Bank a Commitment commission at the rate per annum of 0.25% (nought point two five percent) on the Available Loan Commitment from time to time as from the date of signature of this Agreement until the last day of the Availability Period. Such fee shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 (three hundred and sixty) day year and shall be paid in arrears on each Interest Payment Date during the Availability
          Period and on the Termination Date. "AVAILABLE LOAN COMMITMENT" means, at any time, the Commitment at such time, less: (a) all Equipment
          Loans outstanding at such time; and (b) the Maximum Drawing Amount of all Equipment L/Cs outstanding at such time.

     8.2. The provisions of clauses 11.3 ("LEGAL AND OTHER COSTS"), 11.5 ("STAMP
          DUTIES AND LIKE TAXES"), 11.6 ("OTHER COMMISSIONS, FEES AND
          EXPENSES"), 11.7 ("CURRENCY FOR PAYMENT") and 11.8 ("VAT") of the
          Facility Agreement are hereby incorporated by reference and shall apply, MUTATIS MUTANDIS, to this Agreement as if all references therein to the "Banks" and the "Facility" were references to the
          "Bank" and the "Equipment Facility".

9.   TAXES; INCREASED COSTS; ILLEGALITY

     The provisions of clauses 12 ("TAXES"), 13 ("INCREASED COSTS") and 14
     ("ILLEGALITY") of the Facility Agreement are hereby incorporated by reference and shall apply, MUTATIS MUTANDIS, to this Agreement as if all references to the "Banks", the "Loans" and the "Total Outstandings" therein were references to the "Bank", the "Equipment Loans" and the "sum in
     Dollars of the outstanding Equipment Loans at such time", respectively.

10.  REPRESENTATIONS AND WARRANTIES

     10.1. The provisions of clause 15 of the Facility Agreement, as amended by
          Amendment No. 1, dated September 10, 2007, are hereby incorporated by reference and shall apply, MUTATIS MUTANDIS, to this Agreement as if all references to the "Banks" therein were references to the "Bank".

     10.2. The Borrower confirms that this Agreement is a "Finance Document" as defined in the Facility Agreement and that, for the avoidance of doubt, all references to a Finance Document in the Facility Agreement are, INTER ALIA, references to this Agreement.

                                     - 22 -

11.  UNDERTAKINGS

     Without derogating from the Borrower's obligations under the Finance
     Documents, including the Facility Agreement and the Debenture, the Borrower
     undertakes to the Bank that, so long as any sum remains payable by the
     Borrower under this Agreement or the Bank is under any obligation to provide any Financial Indebtedness to the Borrower:

     11.1. NEGATIVE PLEDGE

          The Borrower shall not create or permit to subsist any Encumbrance on the whole or any part of the Ramp-Up Equipment or the Charged Account, save for Permitted Encumbrances.

     11.2. DISPOSAL OF RAMP-UP EQUIPMENT

          The Borrower will not and will procure that none of its Subsidiaries will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or any part of or interest in the Ramp-Up Equipment to any person, except with the prior written consent of the Bank.

     11.3. INSUFFICIENCY IN CHARGED ACCOUNT

          The Borrower acknowledges that neither any insufficiency of funds in the Charged Account, nor any inability to apply any fund in the
          Charged Account against any or all amounts owing under this Agreement, shall at any time limit, reduce or otherwise affect the Borrower's payment obligations under this Agreement.

     11.4. FURTHER CHARGES

          Without derogating from the Borrower's obligations under the Facility
          Agreement and Debenture, the Borrower undertakes that it shall, from time to time as requested by the Bank, execute:

          11.4.1. a Supplement to the Debenture relating, INTER ALIA, to the
               Ramp-Up Equipment and other assets and rights required under the
               Debenture to be pledged by way of first-ranking fixed charge in favour of the Banks, but not as yet specifically included in the
               Debenture and shall cause such Supplement to be perfected and duly registered with the Registrar of Companies and the Registrar of Pledges and the Borrower shall deliver all documents as referred to in clause 3.2 of the Debenture (MUTATIS MUTANDIS) and shall sign all other documents and forms required for the
               purposes of the aforegoing; provided that, if any Equipment
               Lender is not a Bank, the Borrower undertakes promptly to execute such further documents evidencing the pledge of the Ramp-Up
               Equipment by way of first-ranking fixed charge in favour of the
               Bank in such forms as shall be requested by the Bank from time to time;

                                     - 23 -

          11.4.2. notices of assignment by way of charge of all Material
               Contracts relating to the Ramp-Up Equipment (other than those referred to in clauses 1.1.36(c)(i) and (ii) of the Facility
               Agreement); and

          11.4.3. notices to insurers and acknowledgements of such notices, as referred to in clause 3.2 of the Debenture with respect to the
               Ramp-Up Equipment (other than under Insurance Policies in respect of liability of the Borrower to third parties or of liability of the Borrower for damage to property of third parties or of the type listed in Schedule 16.10.6(d) to the Facility Agreement).

     11.5. EQUIPMENT L/CS

          Upon the issuance of each Equipment L/C, the Borrower shall promptly give TIC written notice of the terms and conditions thereof, including the amount to be paid thereunder and the expiry date thereof, which notification shall include a reference to the Undertaking and TIC's responsibility to provide Permitted Subordinated TIC Debt in connection therewith. The Borrower shall, at the same time as it gives such notice to TIC, provide the Bank with a copy thereof.

12.  DEFAULT

     12.1. EVENTS OF DEFAULT

          Each of the events set out in clause 12.2 to clause 12.9 is an event of default ("AN EQUIPMENT FACILITY EVENT OF DEFAULT") (whether or not caused by any reason outside the control of the Borrower or of any other person). Promptly after the occurrence of an Equipment Facility
          Event of Default, the Borrower will notify the Bank that such
          Equipment Facility Event of Default has occurred.

                                     - 24 -

     12.2. NON-PAYMENT

          The Borrower does not pay any amount payable by it under this
          Agreement at the place and in the funds expressed to be payable, within the earlier of: (a) 7 (seven) Business Days; or (b) 10 (ten)
          days, of the due date for payment.

     12.3. BREACH OF OBLIGATIONS

          There is any breach of any undertaking by the Borrower in this
          Agreement and, if such default is capable of remedy within such period, within 7 (seven) days after receipt by the Borrower of written notice from the Banks requiring the failure to be remedied, the
          Borrower shall have failed to cure such default.

     12.4. MISREPRESENTATION/BREACH OF WARRANTIES

          Any representation or warranty made or repeated by or on behalf of the
          Borrower in this Agreement (including through incorporation by reference into this Agreement), or in any certificate or statement delivered by or on behalf of the Borrower or under this Agreement is incorrect or misleading in any material respect when made or deemed to be made or repeated.

     12.5. INVALIDITY

          This Agreement shall cease to be in full force and effect in any respect or shall cease to constitute the legal, valid, binding and enforceable obligation of the Borrower or in the case of any Security
          Document, fail to provide effective perfected security in favour of the Bank over the Ramp-Up Equipment.

     12.6. DEFAULT UNDER THE FACILITY AGREEMENT

          A Default or Event of Default has occurred and is continuing. For the avoidance of doubt, default under or a breach of the terms and conditions of Permitted Subordinated Debt (including the Permitted
          Subordinated TIC Debt) constitutes an Event of Default under clause
          17.6.5 of the Facility Agreement.

     12.7. NO ENCUMBRANCE

          There shall exist no Encumbrance over the Ramp-Up Equipment other than
          Permitted Encumbrances.

                                     - 25 -

     12.8. EXECUTION OR OTHER PROCESS

          Any execution, attachment, sequestration or other process arising out of any claim by any third party against the Borrower, save where: (a)
          the Borrower is in good faith on reasonable grounds, contesting the execution, attachment, sequestration or other process by appropriate
          Proceedings diligently pursued; (b) the Bank is satisfied that the ability of the Borrower to comply with its respective obligations under this Agreement will not be adversely affected whilst such distress, execution, attachment, diligence or other process is being so contested; and (c) such process as aforesaid is cancelled or withdrawn not later than 45 (forty-five) days after the institution thereof.

     12.9. TIC UNDERTAKING

          12.9.1. Any of the representations and warranties by TIC in the
               Undertaking are incorrect or misleading in any material respect when made or deemed to be made or repeated.

          12.9.2. TIC fails to comply with any undertaking or obligation contained in the Undertaking and, if such default is capable of remedy within such period, within 7 (seven) days after the earlier of TIC becoming aware of such default and receipt by TIC of written notice from the Bank requiring the failure to be remedied, that TIC shall have failed to cure such default.

          12.9.3. The Undertaking shall cease to be in full force and effect in any material respect or shall cease to constitute the legal, valid, binding and enforceable obligation of TIC or it shall be unlawful for TIC to perform any of its material obligations under the Undertaking, unless it expires in accordance with its terms.

          12.9.4. TIC repudiates the Undertaking.

     12.10. ACCELERATION

          Upon the occurrence of an Equipment Event of Default and at any time thereafter while the same is continuing, the Bank may, by notice to the Borrower:

          12.10.1. declare that an Equipment Facility Event of Default has occurred; and/or

                                     - 26 -

          12.10.2. declare that the Equipment Loans together with all Interest accrued on all Equipment Loans and all other amounts (including amounts due under clause 14, to the extent applicable) payable by the Borrower under this Agreement from time to time, shall thenceforth be repayable on demand being made by the Bank (and in the event of any such demand, the Equipment Loans, such Interest and such other amounts shall be immediately due and payable);
               and/or

          12.10.3. declare the Equipment Loans immediately due and payable, whereupon they shall become immediately due and payable, together with all Interest accrued on the Equipment Loans and all other amounts payable by the Borrower (including, amounts due under clause 14, to the extent applicable); and/or

          12.10.4. declare that the following amounts shall be payable on demand, or demand that the Borrower immediately place on deposit in the Charged Account, such deposit to be duly charged, by way of a first-ranking fixed pledge and charge, to the satisfaction of the Bank, an aggregate amount equal to the aggregate Maximum
               Drawing Amounts of all Equipment L/Cs issued by the Bank.

     12.11. EQUIPMENT LOANS DUE ON DEMAND

          If, pursuant to clause 12.10.2 above the Bank declares the Equipment
          Loans to be due and payable on demand, then and at any time thereafter, so long as any Equipment Facility Event of Default is continuing or has not been waived, the Bank may by written notice to the Borrower require repayment of the Equipment Loans on such date as the Bank may specify in such notice (whereupon the same shall become due and payable on such date together with accrued Interest thereon and any other sums then owed by the Borrower hereunder) or withdraw such declaration with effect from such date as they may specify in such notice.

     12.12. COLLECTION

          In the event of acceleration of the Equipment Loans pursuant to clause
          12.10.3 above or of a written notice under clause 12.11 above, then, without derogating from any other remedies or relief available to the
          Bank under law or under this Agreement, the Bank shall be entitled to take all steps as it deems fit in order to collect all sums owed by the Borrower to the Bank under or in connection with this Agreement
          (including all sums referred to in clause 12.10 above), including, to realise all or any of the assets secured under the Security Documents with respect to the Equipment Loans, all at the expense of the
          Borrower and to utilise the sums received to repay in part or in full all amounts owed by the Borrower hereunder.

                                     - 27 -

     12.13. INDEMNITY

          The Borrower shall indemnify the Bank against any losses, charges or expenses which the Bank may sustain or incur as a consequence of:

          12.13.1. the occurrence of any Equipment Facility Event of Default or
               Equipment Facility Default; or

          12.13.2. the operation of clauses 12.10, 12.11 or 12.12,

          including, any losses, charges or expenses on account of funds acquired, contracted for or utilised to fund any amount payable under this Agreement or any amount repaid or prepaid. A certificate of the
          Bank as to the amount of any such loss or expense shall be PRIMA FACIE evidence in the absence of manifest error.

     12.14. TERMINATION OF COMMITMENT

          In the event of the operation of clause 12.10 above, the Bank shall be entitled to terminate its Commitments. For the removal of doubt, such termination shall not derogate from any obligations of the Borrower to the Bank under this Agreement.

     12.15. NO DEROGATION OF RIGHTS UNDER FACILITY AGREEMENT

          For the avoidance of doubt, nothing in this Agreement shall derogate from the rights of the Banks to declare, upon the occurrence of an
          Equipment Facility Event of Default, that an Event of Default under the Facility Agreement has occurred and to exercise any and all rights of the Banks in connection therewith, including, INTER ALIA, to declare all of the Loans under the Facility Agreement to be immediately due and payable.

                                     - 28 -

13.  DEFAULT INTEREST

     13.1. DEFAULT RATE PERIODS

          If any sum due and payable by the Borrower hereunder is not paid (or, in the case of the sums referred to in clause 12.10.4 above, not paid or deposited) on the due date therefor in accordance with the provisions of this Agreement ("UNPAID SUM"), the period beginning on such due date and ending on the date upon which the obligation of the
          Borrower to pay the Unpaid Sum is discharged, shall be divided into successive periods, each of which (other than the first) shall start on the last day of such preceding period and the duration of each of which shall (except as otherwise provided in this clause 13) be selected by the Bank (such periods selected as aforesaid "INTEREST
          PERIODS").

     13.2. DEFAULT INTEREST

          During each such Interest Period as is mentioned in clause 13.1 above, an Unpaid Sum shall bear Interest at the rate per annum which is the sum from time to time of: (a) 3% (three percent); and (b) the Interest rate in respect of such Interest Period as would have been determined in accordance with clause 7.1 above (provided that, if, for any such
          Interest Period LIBOR cannot be determined, the rate of Interest applicable to such Unpaid Sum shall be the rate per annum which is the sum of: (i) 3% (three percent); and (ii) 3% (three percent) plus a rate as certified by the Bank in accordance with clause 7.4 above.

     13.3. PAYMENT OF DEFAULT INTEREST

          Any Interest which shall have accrued under clause 13.2 above in respect of an Unpaid Sum shall be due and payable and shall be paid by the Borrower at the end of each Interest Period by reference to which it is calculated or on such other dates as the Bank may specify by written notice to the Borrower.

                                     - 29 -

14.  BROKEN FUNDING INDEMNITY

     14.1. BROKEN FUNDING

          If the Bank receives or recovers all or any part of any Equipment Loan otherwise than on the scheduled date of repayment of such amount relating to such Equipment Loan, the Borrower shall on the first
          Interest Payment Date following such repayment on demand pay to the
          Bank an amount equal to the amount (if any) by which: (a) the additional amount of Interest which would, in accordance with the terms of this Agreement, have been payable on the amount so received or recovered had it been received or recovered on the following
          Interest Payment Date exceeds (b) the amount of Interest which, in the opinion of the Bank, would have been payable to the Bank on the last day of such Interest Period in respect of a deposit in the currency of the relevant Loan, of an amount equal to the amount so received or recovered, had such an amount been placed by it with a prime bank in
          London for a period starting on the date of such receipt or recovery and ending on the following Interest Payment Date. For the removal of all doubt: (i) with respect to all or any part of any Equipment Loan received or recovered otherwise than on the scheduled date of repayment of such amount relating to such Equipment Loan, the payment set forth above shall only be made once; and (ii) voluntary or mandatory prepayments made in accordance with clause 6 above on an
          Interest Payment Date shall not be subject to a payment of broken funding in accordance with this clause 14.1.

     14.2. FAILURE TO DRAW AN EQUIPMENT LOAN

          In the event that the Borrower shall make any Drawdown Request, but shall not be entitled to receive the relevant Equipment Loan by reason of not having fulfilled all of the conditions therefor listed in clauses 4.1 or 4.2 above, then, without derogating from any other right of the Bank hereunder and under any applicable law, the Borrower shall indemnify and compensate the Bank for any and all of the Bank's costs and expenses in financing the amount requested by the Borrower, the liquidation of any such funds and including loss of profit of the
          Bank by reason of any such event.

15.  PAYMENTS

     15.1. PAYMENTS BY BORROWER

          All payments to be made by the Borrower to the Bank shall be made in same day funds to the Charged Account, which account shall be duly charged in favour of the Bank (or if all of the Equipment Lenders are the Banks, in favour of the Banks) by way of a first-ranking fixed pledge and charge under the Debenture. All payments required to be made by the Borrower under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of, any set-off or counterclaim.

                                     - 30 -

     15.2. PAYMENTS BY BANK TO BORROWER

          All payments to be made by the Bank to the Borrower in respect of
          Advances shall be made by transfer of such payment to the Charged
          Account.

16.  SET-OFF; APPLICATION OF PAYMENTS;
     CALCULATIONS AND EVIDENCE OF DEBT

     The provisions of clause 21 ("SET-OFF"), clause 22 ("APPLICATION OF
     PAYMENTS") and clause 23 ("CALCULATIONS AND EVIDENCE OF DEBT") of the
     Facility Agreement are hereby incorporated by reference and shall apply,
     MUTATIS MUTANDIS, as if all references therein to the "Banks" or any of them were references to the "Bank".

17.  MISCELLANEOUS

     The provisions of clause 25 ("ASSIGNMENTS AND TRANSFERS"), clause 26
     ("REMEDIES AND WAIVERS"), clause 27 ("NOTICES") (other than clause 27.2.3), clause 28 ("AMENDMENTS"), clause 29 ("COUNTERPARTS"), clause 30 ("GOVERNING
     LAW AND JURISDICTION"), clause 31 ("ENTIRE AGREEMENT"), clause 32
     ("CONFIDENTIALITY") and clause 33 ("BANKS REPRESENTATION") of the Facility
     Agreement are hereby incorporated by reference and shall apply, MUTATIS
     MUTANDIS, as if all references therein to the "Banks" or any of them or the
     "Loans" were references to the "Bank" and the "Equipment Loans".

                                     - 31 -

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS EQUIPMENT FACILITY AGREEMENT ON
THE DATE FIRST MENTIONED ABOVE.

for:   TOWER SEMICONDUCTOR LTD.

By:
       _____________________________

Title:
       _____________________________

for:   BANK HAPOALIM B.M.

By:
       _____________________________

Title:
       _____________________________

                                     - 32 -